Exhibit 4.1

AMENDMENT NO. 2 TO
RIGHTS AGREEMENT

This Amendment No. 2 to Rights Agreement (this “Amendment”) is dated as of December 6, 2012 (the “Effective Date”) and amends the Rights Agreement, dated as of February 24, 2006, as amended on May 4, 2012 (the “Rights Agreement”), between Ecolab Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., successor Rights Agent to Computershare Investor Services, LLC, a Delaware limited liability company, as Rights Agent (the “Rights Agent”).  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Rights Agreement.

WHEREAS, on December 6, 2012, the Board of Directors of the Company determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement on the terms set forth herein;

WHEREAS, in accordance with Section 27 of the Rights Agreement, prior to the Distribution Date, the Company and the Rights Agent may, if the Company so directs, supplement or amend the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock;

WHEREAS, the Rights Agent is hereby directed to enter into this Amendment; and

WHEREAS, an officer of the Company has delivered to the Rights Agent a certificate as to the compliance of this Amendment with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

1.                                      Amendment of the Rights Agreement.

(a)                                 Section 7(a)(i) of the Rights Agreement is amended and restated to read as follows:

“(i) the close of business on December 31, 2012 (the “Final Expiration Date”),”

(b)                                 Exhibit B of the Rights Agreement (Form of Rights Certificate) is hereby amended to replace the words “March 10, 2016” with the words “December 31, 2012” in all places where such words occur.

2.                                      No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto shall remain in full force and effect in all respects without any modification (it being understood that upon the expiration of the Rights in accordance with the terms of the Rights Agreement, as amended hereby, the Rights Agreement shall be terminated and of no further force or effect whatsoever without any further action on the part of the Company or the Rights Agent). This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

3.                                      Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

4.                                      Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5.                                      Descriptive Headings. Descriptive headings in this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

6.                                      Further Assurances. Each of the parties to this Amendment shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.

7.                                      Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to Rights Agreement as of the date first above written.

ECOLAB INC.

By:	/s/James J. Seifert
Name: James J. Seifert
	Title:	Executive Vice President,
General Counsel and Secretary

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/Dennis V. Moccia
Name: Dennis V. Moccia
Title: Manager, Contract Administration